EXHIBIT (10)(a)(2)



                          FIRST AMENDMENT TO LEASE AGREEMENT

             This First Amendment to Lease Agreement, made this 15th day of January, 1985, between Resorts International, Inc., a Delaware corporation ("Lessor") and Atlantic City Showboat, Inc., a New Jersey corporation ("Lessee").

                                      WITNESSETH:

                                BACKGROUND OF AGREEMENT

              A. Lessor and Lessee's parent corporation, Ocean Showboat, Inc., entered into a Lease Agreement ("Lease") for certain property located in the City of Atlantic City ("Demised Premises"), as more particularly described in the Lease, dated October 26, 1983.
              B. On December 3, 1984, Ocean Showboat, Inc., assigned the Lease to Lessee pursuant to the provisions of paragraph 13.1 of the Lease.
              C. Lessor and Lessee desire to amend the Lease as set forth herein.
              NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and in the Lease, the parties hereto, intending to be legally bound hereby, agree as follows:

              1. All words and terms used herein shall have the same meanings as those set forth in the Lease, unless otherwise provided herein.

              2. Paragraph 1 of the definitions section of the Lease, which defines "Demised Premises", is amended by deleting therefrom Exhibit "A", annexed to and made a part of the Lease, and substituting in its place Exhibit "A", a metes and bounds survey by Arthur W. Ponzio Company & Associates, Inc., annexed hereto and by this reference made a part hereof.

              3. Article 2.2, subparagraph (a) is amended by inserting the following before the last word ("or") in the subparagraph:
                  provided, however, that for each full day following December 18, 1984 when Lessor does not hold title to the Demised Premises, one (1) day shall be added to the above three (3) year period.

              4. Article 2.3 is amended by deleting therefrom the first sentence only and substituting in its place the following:
              Lessee shall pay to Lessor as fixed annual rental a sum equal to the number obtained by multiplying the number of feet of Boardwalk frontage on the Demised Premises which is agreed to be 317 feet (for the purposes of this Article, the Boardwalk is considered parallel to Pacific Avenue) multiplied by Twenty Thousand and 00/100 ($20,000.00) Dollars which sum equals Six Million Three Hundred Forty Thousand ($6,340,000) Dollars (hereinafter the "Rent") for each Lease Year.






              5. Article 2.5 is amended by deleting therefrom all references to "$6,000,000" and substituting in their place the figure which constitutes the Rent calculated pursuant to the provisions of Article 2.3, as modified by this Amendment to Lease; i.e., $6,340,000.

              6. Article 3.1 is amended by deleting on line 9 the phrase "50 bowling lanes" and substituting therefor the phrase "60 bowling lanes".

              7. Article 3.4 is amended by adding to the end thereof the following:
                  Annexed hereto as Exhibit "C", and by this reference made a part hereof, is a metes and bounds description and a survey drawing depicting the initial designated Staging Area, of which Lessee may take possession under this Lease effective upon execution of this Amendment to Lease and terminating on December 1, 1987 unless earlier terminated by Lessor (said secondary lease to be known as the "Staging Lease"). The grant of the Staging Lease shall be conditioned upon issuance of all necessary approvals from any agency having or asserting jurisdiction over the matter, including, without limit, the Housing Authority of the City of Atlantic City. "Reasonable rent" for the purpose of this Article, 3.4 only, shall be defined as all costs of carrying the Staging Area, including, without limit, taxes, utilities, rent and assessments which may be charged against the parcel or parcels initially or subsequently designated as the Staging Area. Lessor reserves the right to cancel the use of the Staging Area and the Staging Lease for the initial Staging Area upon 90 days notice to Lessee. If so cancelled, Lessor shall use its best efforts to provide a substitute staging area at a reasonable rent.

              8. Article 3.6 is deleted in its entirety and the following is substituted in its place:
              Subject to article 30.14 below, construction on the Building shall begin on or before May 31, 1985 and shall be completed on or before December 31, 1987.

              9. Article 7.2 is amended by adding to the end thereof the following:
              In connection with the foregoing, Lessor agrees that, to the extent required for convenient, efficient and economical utility service to Lessee's Building, Lessor shall promptly grant such easements to Lessee or to such parties providing utility services for such portions of the Service Road and Service Road Extension (hereinafter defined) as are necessary to provide utility service to the Building and Demised Premises, including but not limited to water, sewer, electric, gas, telephone, TV cable and storm sewer including easements to accommodate installation of all fire hydrants and other facilities required in connection with obtaining of all permits necessary for the operation of the Building.

              10. Article 9.1 is amended by adding the following after the first sentence of the Article:



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              Lessee acknowledges that the Demised Premises is subject to certain tax liens and that such liens shall not constitute a default of the above warranties. Lessee's liability in connection with such tax liens shall be as provided in Article 2.6 above.

              11. Article 9.9 is deleted in its entirety and the following is substituted in its place:
              Lessor will use its best efforts to obtain access from the Demised Premises to any approved pedestrian skyway constructed to any facility or connecting passageway on the north side of Pacific Avenue.

              12. Article 9.15 is amended by adding the following sentence:
              For the purpose of this Article 9.15, "commencement of construction" shall be defined as commencement of foundations or superstructure work and shall not include piling and related excavation work.

              13. Article 9.13 is deleted in its entirety and the following is substituted in its place:
              Lessor covenants that the southern portion of the westerly line of the Demised Premises shall be 552' from the easterly line of Virginia Avenue, that the northern portion of the westerly line of the Demised Premises shall be 577' from the easterly line of Virginia Avenue as more particularly depicted in Exhibit "A", annexed hereto and by this reference made a part hereof, and that any structures constructed in the 210 foot area reserved for the future development as depicted on Exhibit B (hereinafter "210 foot area") between the southerly exterior line of the tower of the hotel-casino on Lessor's Parcel south to the City Boardwalk and east to the Demised Premises (other than said hotel-casino or any integral part thereof) shall have a maximum height from the City Boardwalk level of ten stories. Such 210 foot area shall not be used for the maintenance of any nuisance or for any use or other purpose which interferes, except as set forth herein, with the use of the Building, the Demised Premises and any operations thereon, or for any use or other purpose not in keeping with the aesthetic appeal of properties adjacent to the City Boardwalk. Lessee agrees that, without limitation, usual, customary and reasonable construction activities conducted on the 210' area shall not constitute a nuisance. Lessor further covenants that, except for column supports, enclosed chases for mechanical and electric utilities, screen walls and like structures, which items shall be installed subject to approval of all governmental agencies or departments thereof having or claiming jurisdiction over such matters, the 17 foot wide strip immediately adjacent to the westerly line of the Service Road Extension (defined below) shall serve as an egressway at grade as set forth in paragraph 15.9. At not less than 16 feet above grade level, or at any other height above grade level authorized by governmental agencies, Lessor shall be permitted to overbuild any portion of the 17 foot strip immediately adjacent to the westerly line of the Service Road Extension (hereinafter defined as "17 Foot Egressway") and the westerly



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              33 feet of the Service Road. Lessor further covenants that, subject to the height restriction set forth herein, the easterly wall of any building constructed in the 210 foot area by any party shall be not closer than seventeen (17') feet to the westerly line of the Demised Premises. Lessor and Lessee further covenant that the 17' wide Service Road Extension more fully described below and the 17' wide egressway shall be dedicated to the uses more specifically set forth in Article 15 below.

              14. Article 15.1 is amended by deleting the last sentence thereof and substituting in its place the following:
              Lessor and Lessee covenant that they shall cooperate with each other in coordinating the construction of the common facility referred to in Article 15.3(c) below for its entire length from Pacific Avenue to the Boardwalk as depicted and made part hereof in Exhibit "B", which facility shall be completed not later than 90 days before the Opening Date, provided, however, that the Lessee's construction does not prevent access to the area in sufficient time to reasonably construct the common facility and provided that Lessee provides to Lessor a proposed opening date which is its best estimate of such date and which is no earlier than September 1, 1986. The remaining common facilities shall be completed within eighteen (18) months following the Opening Date. All of the above is subject to the occurrence of any force majeure event under Article 30.14 hereof and Lessee's cooperation. Subject to the approval of any governmental agency or department thereof having or claiming jurisdiction over the Service Road and the Service Road Extension, Lessor and Lessee agree that, if necessary to accommodate construction on the 210 foot area, for purposes of this paragraph, completion of the Service Road and Service Road Extension shall include construction of those components thereof (including at a minimum the subbase materials) necessary to enable Lessee to use such areas for the purposes described herein. Lessor agrees that final completion of the Service Road and Service Road Extension shall occur not later than 18 months after the Opening Date.

              15. Article 15.2 is deleted in its entirety and the following is substituted in its place:
              Except as otherwise provided herein, the cost of construction and reconstruction when necessary and expense of maintenance of the Common Facilities as hereinafter defined shall be borne equally by Lessor and Lessee. In the event that a governmental entity, or other entity, shall make a grant of funds available for construction, reconstruction and/or maintenance of all or a part of the Common Facilities, and said funds are used therefor, Lessee shall be entitled to a pro rata reimbursement/reduction of costs borne by it hereunder on account of such construction, reconstruction and/or maintenance. Lessor shall determine the cost, design, construction and choice of contractor to be used in construction of all Common Facilities; provided, however, that Lessor, shall consult with Lessee on design determinations with respect to the Common Facility described in Article 15.3(a). The pedestrian passageway shall be located in the area depicted in the attached Exhibit B. Lessor or its designee shall manage the Common Facilities and shall make its books and records related to said Common Facilities immediately available during normal





        business hours promptly after reasonable request by Lessee or an agent of Lessee. With respect to the facility described in 15.3(a) hereof, Lessor shall bear the cost of construction, reconstruction and expense of maintenance for such facility from the casino to be constructed on Lessor's Parcel to the westerly line of the Demised Premises; Lessee shall bear the cost of construction, reconstruction and expense of maintenance for such facility from said point to Lessee's Building. Further, with respect to the facility described in Article 15.3(c) hereof, Lessor shall bear the entire cost of construction, reconstruction and expense of maintenance of such facility during the Term of this Lease.

              16. Article 15.3 is amended by deleting therefrom in their entirety subparagraphs (b) and (c) and substituting in their place the following:
              (b) Deleted
              (c) The approximately 50-foot wide Service Road as shown on the plot plan annexed hereto as Exhibit "B" ("Service Road"), and the approximately 17-foot wide Service Road Extension and ramp to Boardwalk ("Service Road Extension") also shown on Exhibit "B". Lessor warrants that the combined Service Road and Service Road Extension shall have an intersection at Pacific Avenue, as depicted on Exhibit "B" and shall include a ramp up to the Atlantic City Boardwalk, and that the Service Road and Service Road Extension shall be constructed in accordance with and shall include all appurtenances and amenities required by all specifications, laws, rules, regulations, ordinances, orders, directives and enactments of the City of Atlantic City, Atlantic City Housing Authority, and any agency or department thereof and any other governmental agency or department having or claiming jurisdiction over construction and operation of such facilities. Lessee's use of the Service Road from Pacific Avenue to a point approximately 868 feet south of Pacific Avenue (said point being 70 feet south of the southerly end of Lessees loading dock as depicted on Exhibit B) shall be limited to service vehicles providing deliveries to the Building, trash removal and similar services. Lessee covenants that passenger vehicles and buses to Lessee's Building shall be precluded from utilizing the Service Road. Lessee further covenants that its service vehicles shall enter and exit the Service Road at Pacific Avenue. Notwithstanding the above limitations on Lessee's use of the Service Road, the Service Road and Service Road Extension shall be open and available at all times during the term of the Lease for emergency vehicle access to the Atlantic City Boardwalk, the Building and any structures to be constructed in the 210 foot area and for emergency exiting from the Building and any structure to be constructed in the 210 foot area, as required by any governmental agency or department having or claiming jurisdiction over such matters, and as more specifically set forth in Article 15.9 below. It is expressly understood that the Lessor reserves the right to make any use whatsoever of the Service Road and Service Road Extension, provided that such use does not unreasonably interfere with the use by Lessee as provided herein. Lessor shall be solely responsible for all costs of permits, approvals, design, construction, maintenance and repair of the Service Road and, Service Road Extension, and all appurtenances and amenities (excluding utilities) required in connection therewith during the term of the Lease. Lessee acknowledges





        that it shall be responsible for all costs of construction of any improvements on the Demised Premises necessary to connect or utilize the Service Road and Service Road Extension with the Building.

              17. Article 15.3 is further amended by adding to sub-paragraph
        (a) the following:
              Lessor and Lessee agree that the pedestrian passageway shall be constructed in a manner so as to reach an elevation of approximately 26' above mean sea level at the westerly line of the Demised Premises. Lessor and Lessee also agree that the portion of the pedestrian passageway located on or above the 210 foot area may, from time to time, be redesigned, integrated into future construction, demolished, reconstructed, placed out of use, or otherwise altered to accommodate development at no cost to Lessee on the 210' area. Lessor agrees that the location at which the pedestrian passageway penetrates the Building wall shall not be changed and that the time when the pedestrian passageway may be placed out of use for the reasons set forth in this paragraph shall be limited to that reasonably necessary to accomplish the development.

              18. Article 15.3 is further amended by adding thereto the following paragraph:
              Paragraph (d): Within two (2) weeks of the date of execution of this amendment, Lessor agrees to make available to Lessee schematic drawings, in sufficient detail to locate the position and general characteristics of the Service Road and Service Road Extension, and to generally depict such facilities and all appurtenances and amenities not located on the Demised Premises required in connection with construction thereof. Lessor further agrees that it shall make available to Lessee for its general information detailed engineering and construction drawings depicting the Service Road and Service Road Extension, promptly upon their completion.

              19. Article 15.5(b) is amended by deleting therefrom in their entirety subparagraphs (1), (2) and (3), and substituting in their place the following:
              (1) Facility described in Article 15.3(a): Lessor shall bear that portion that applies to such facility from Lessor's hotel-casino on Lessor's Parcel to the westerly line of the Demised Premises; Lessee shall bear the remainder.
              (2) Deleted.
              (3) Facilities described in Article 15.3(c): Lessor shall bear all taxes on the Service Road. Lessor and Lessee shall share the taxes equally for the Service Road Extension.

              20. Article 15.6 is amended by deleting from the first sentence the "provisio" clause, and the clause following the "proviso" clause, and substituting in their places the following:
              provided, however, that the Lessor shall be entitled to the entire award on account of a Taking of the Service Road and Service Road Extension up to the full value of such facilities; Lessee shall only be entitled to any additional sum made as an award which is awarded to recompense it for its easement for use of the Service Road and Service Road Extension for ingress and egress from its loading and service docks, and for emergency egress and exiting purposes as more



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        specifically set forth in Article 15.9, below, or awarded to recompense for all costs which may be incurred by Lessee in acquiring and constructing alternate emergency egress facilities as required by all governmental agencies or departments thereof having or claiming jurisdiction thereover.

              21. Article 15 is amended by adding thereto the following new paragraphs:
              15.8: (a) In addition to any of the rights of Lessee to any areas described herein, Lessor grants and conveys to Lessee, for the benefit of Lessee and its contractors, subcontractors, employees, invitees and licensees, a nonexclusive license over and across those certain parcels of real property owned by Lessor and more particularly described and depicted in Exhibit "F", annexed hereto and by this reference made a part hereof, for use by Lessee in connection with construction of the Building for the temporary stockpiling of excavated material until completion of the foundations, said license to terminate upon completion of the foundations for Lessee's building.
              (b) In addition to any of the rights of Lessee to any areas described herein, Lessor grants and conveys to Lessee, for the benefit of Lessee and its contractors, subcontractors, employees, invitees and licensees, a nonexclusive license over and across those certain parcels of real property owned by Lessor and more particularly described and depicted in Exhibit "G", annexed hereto and by this reference made a part hereof, for use by Lessee in connection with construction of the Building for ingress and egress to and from the Demised Premises by construction and construction-related vehicles. The license for the area east of the Demised Premises as depicted on Exhibit G shall be revocable by Lessor on 90 days notice to Lessee. The license for the area west of the Demised Premises as depicted on Exhibit G shall be irrevocable and shall continue until the Opening Date, at which time such license shall expire without further action of the parties.
              15.9: In addition to any of the rights of Lessee to any areas described herein, Lessor grants and conveys to Lessee, for its benefit and for the benefit of its employees, tenants, invitees and licensees, a non-exclusive and irrevocable easement for the term of the Lease, upon, over and across the Service Road, the Service Road Extension and the 17 Foot Egressway, as more particularly described in Exhibits B and D, annexed hereto and by this reference made a part hereof (hereinafter referred to as "Egress Areas") for purposes of emergency vehicle access to the Building and to any structure to be constructed in the future in the 210 foot area and to the Atlantic City Boardwalk and for purposes of emergency exiting from the Building and any structure to be constructed in the 210 foot area, such easement to include surface and air rights over the area marked such in Exhibits B and D and surface rights only for the area marked such in Exhibits B and D. Lessor and Lessee covenant and agree that, for the term of the Lease, no use shall be made of the Egress Areas which is contrary to emergency exiting procedures and emergency vehicle access requirements, as approved by all governmental agencies or departments having or claiming jurisdiction over such emergency matters. Lessor specifically reserves the right to utilize the Egress Areas in any manner consistent with the approvals or limitations of such agencies, provided such uses do not prevent the uses granted to Lessee herein.



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        Lessor further covenants and agrees with Lessee that for the term of the Lease, and with the exception of certain supporting columns and other facilities generally described in paragraph 9.13, the easterly 17 feet of the Service Road and the Service Road Extension shall remain open to the sky and unobstructed. Lessor retains all of its rights to construct in the air rights over both the westerly 33 feet of the Service Road and the seventeen (17') foot wide strip immediately adjacent to the westerly line of the Service Road Extension, at such height and pursuant to such approvals and conditions as may be permitted or required by all governmental agencies or departments thereof having or claiming jurisdiction over such matters, which clear height shall be not less than sixteen (16') feet above grade.
              15.10: Lessee covenants that to the extent required to provide adequate exiting from the Building and any building to be erected in the 210' area, it will not construct or erect or build, permit, allow or suffer to be constructed, erected or built any obstructions except stair towers for exiting the Building within the 17 feet west of the westerly wall of the Building.
              15.11(a) Lessor acknowledges that an agency has sought from Lessee a commitment that, if an exterior open area for public emergency exiting shall become available to the east of the Demised Premises, Lessee will agree, subject to obtaining all required approvals for use of such areas, to construct exits through the easterly wall of the Building onto such public, exterior open exiting areas as may become available. To the extent that such exiting areas become available in the future, and to the extent that Lessee may become obligated to provide exits through its easterly wall into such areas, Lessor and Lessee agree to cooperate with each other in making such egress areas available.
              (b) If such exterior open areas become available in the future, and if Lessee provides exits through its easterly wall into such areas, Lessee covenants that it shall utilize only eight and one half feet (8 1/2') east ("8 1/2 foot area") from the easterly wall of its Building for such exiting. Lessee agrees that it will design any such exiting through the easterly wall of the Building to limit the area required at grade east of the Demised Premises to a width of 8 1/2 feet to accommodate such exiting and that such design shall not provide for any structures within or doors opening into such 8 1/2 foot area. Lessee agrees to allow Lessor to review and comment on such design as it progresses. If the above conditions are met, Lessor agrees to grant to Lessee and Lessee agrees to accept from Lessor a non-exclusive easement for surface exiting (not including air rights) on the 8 1/2 foot area for a period to correspond to the term of this Lease. Consideration for any easement or leasehold east of the building for such exiting shall be computed in the same manner as Rent pursuant to Article 2.3; i.e., at $20,000 per Boardwalk foot per year for a total of $170,000 annually (8.5 x $20,000). Such sum or sums shall be added to the Rent herein and paid from Lessee to Lessor as additional Rent.
              15.12 (a) Depicted and described in Exhibit E, annexed hereto and by this reference made a part hereof, is a portion of the Demised Premises which Lessor and Lessee have agreed shall be temporarily dedicated by Lessee for use as a portion of the Service Road. Lessor acknowledges that construction of a portion of the Service Road on the



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        area described in Exhibit E (hereinafter referred to as "Triangle")
        will facilitate access to and from Lessee's Building and the 210 foot area which abuts the Service Road. Accordingly, Lessee grants to Lessor an easement to construct, maintain and utilize a portion of the Service Road on the Triangle, said easement to be co-extensive with the term of this Lease, subject to the termination provisions set forth below, and pursuant to such easement to use the Triangle for the purpose of an unobstructed Service Road and consistent with those purposes described in Article 15.3 of the Lease.
              (b) Lessor represents, warrants and covenants to Lessee that, if Lessor obtains title to the All Wars Memorial Building and the real property on which said building is erected (hereinafter referred to as the "City Property"), the Service Road within a reasonable time thereafter will be realigned as more particularly described in subparagraph c hereof and upon such realignment, without further action of the parties, all rights of Lessor to use the Triangle pursuant to the easement granted in subparagraph (a) hereof will cease, the easement will terminate and Lessee will again be entitled to exclusive and quiet possession of the Triangle free of any interest of Lessor.
              (c) Lessor represents, warrants and covenants to Lessee that the portion of the City Property described and depicted in Exhibit H annexed hereto will be added to and become a part of the Demised Premises, without cost to Lessee and without any increase in the rent provided in the Lease, upon Lessor's acquisition of the City Property and realignment of the Service Road. Additionally, at the time of such acquisition, Lessor will cause the Service Road to be realigned so that the easterly line of the Service Road abuts the westerly line of the Demised Premises including the 25' x 80' parcel depicted in Exhibit H.

              22. Article 23.1 is amended by deleting therefrom the address for notice "to the Lessee" and substituting in its place the following:

                             ATLANTIC CITY SHOWBOAT, INC.
                                     P.O. Box 840
                               Atlantic City, N.J. 08404

              23. Article 30 is amended by adding thereto the following new section:
              30.17: Pursuant to the provisions of Section 82(c)(9) of the Casino Control Act, N.J.S.A.5:12-82(c)(9), Lessor and Lessee acknowledge that the New Jersey Casino Control Commission has concluded that each is jointly and severally liable for all acts, omissions and violations of the Casino Control Act with respect to the Demised Premises by the other regardless of actual knowledge of such act, omission or violation and notwithstanding any provision in this Lease to the contrary; provided, however, that the provisions of this paragraph shall not be applicable until such time as Lessee is granted an Operations Certificate. Lessor and Lessee acknowledge that the above is not the result of their mutual bargain, but rather, mandated by the New Jersey Casino Control Commission's interpretation of the Casino Control Act. If for any reason such interpretation no longer obtains or is declared invalid the above shall immediately become null





        and void. Lessor and Lessee reserve their respective rights to challenge in a court of law or equity this provision of the Lease and if such court, for any reason, declares that the New Jersey Casino Control Commission or any other State authority lacks the authority to require this provision, it shall be null and void.

              24. Lessor agrees that it shall perform such further acts, execute all documents necessary to carry out the provisions of this agreement.

              25. Except as specifically modified by this amendment, all provisions of the Lease are ratified and confirmed by Lessor and Lessee.

              26. This amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

              IN WITNESS HEREOF, Lessor and Lessee have caused this First Amendment to Lease Agreement to be executed the date indicated above.


        ATTEST:                       RESORTS INTERNATIONAL, INC.



        /s/ John M. Donnelly          By:      /s/ I.G. Davis, Jr.



        ATTEST:                               ATLANTIC CITY SHOWBOAT, INC.



        /s/ H. Gregory Masky          By:      /s/ Frank A. Modica
                 Secretary                    FRANK A. MODICA, President

























                                    ACKNOWLEDGMENT

        STATE OF NEW JERSEY )

                              ss

        COUNTY OF ATLANTIC )


              BE IT REMEMBERED THAT on this 15th day of January, 1985 before me, the subscriber, a Notary Public of New Jersey, personally appeared I.G. Davis, Jr. of Resorts International, Inc. who I am satisfied is the person who signed the within instrument, and he acknowledged that he signed, sealed with the corporate seal and delivered the same as such officer aforesaid, and that the within instrument is the voluntary act and deed of such corporation.


                                                /s/ John M. Donnelly


        STATE OF NEVADA)

                            ss

        COUNTY OF CLARK)


              BE IT REMEMBERED THAT on this 17th day of January, 1985 before me, the subscriber, a Notary Public of the State of Nevada, personally appeared Frank A. Modica, President of Atlantic City Showboat, Inc., who I am satisfied is the person who signed, sealed with the corporate seal and delivered the same as such officer aforesaid, and that the within instrument is the voluntary act and deed of such corporation.


                                                /s/ Jean Y. Zorn





















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